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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant / /

                 Filed by a Party other than the Registrant /x/


Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/x/  Soliciting Material Under Rule 14a-12


                                 USG Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            Hakatak Enterpises, Inc.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):


/x/  No fee required.


/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

             (1) Title of each class of securities to which transaction applies:

             (2) Aggregate number of securities to which transaction applies:

             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             (4) Proposed maximum aggregate value of transaction:

             (5) Total fee paid:


/ /  Fee paid previously with preliminary materials:


       / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

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                           HAKATAK ENTERPRISES, INC.
                       100 WILSHIRE BOULEVARD, SUITE 1700
                         SANTA MONICA, CALIFORNIA 90401
              TELEPHONE: 310 260-6007     FACSIMILE: 310 260-6025

April 7, 2000

Dear                :

     I am the beneficial owner of 1,000,000 shares of USG Corp. and have been a patient and committed investor since 1991. During the last several years, I have become increasingly concerned about whether the interests of the Board of Directors and management are directly aligned with those of shareholders. USG's market cap (value of shares held by non-affiliates as reported on the 1998 and 1999 10-Ks) dropped by over $900 million, or 30%, from 1/31/99 to 1/31/00, while the S&P 500 increased by 9% in the same period. This prompted me to take a more vigorous and active role in maximizing shareholder value.

     During the last year, I have wondered how a well-positioned company like USG trades at such low price earnings and cash flow multiples. This was recently underscored when USG was mentioned in an April 17, 2000 Forbes article as a top "LBO" candidate.

     My core belief is that we very much need a Board of Directors and management team whose interests are directly aligned with shareholders. The current Board requires new directors who will aggressively influence the company with this core belief and will also be directly committed to this belief through a substantial equity ownership position. I plan on nominating three current shareholders, one who already owns more shares than the entire Board and management combined, to the Board at the annual meeting on May 10, 2000.

     I wish to be very clear -- this is not a takeover attempt. The election of these three directors (out of thirteen), all of whom will bring a vigorous focus on maximizing shareholder value, is not a change in control of the Board. Their election, however, would provide an enormous influence and bring a fresh perspective to the Board, especially on corporate governance and management compensation issues. I strongly believe that it is now time to elect these three new Directors who will focus on aggressively increasing shareholder value.

     If elected, my nominees would seek to press the incumbent directors and management to take the following steps:

          REALLOCATE FREE CASH FLOW TO BENEFIT STOCKHOLDERS. Since 1998, USG has spent over $735 million on capital expenditures. While we recognize the importance of new and modern plants, we believe we are at a point in the economic cycle where a lower proportion of free cash flow should be spent on capital expenditures and a greater amount on stock buybacks and dividends. Should the Company's operating performance stay on course in coming years, I believe the reallocation of cash flow could allow the company to acquire significantly more shares in the open market than they are prepared to purchase right now, as well as increase the dividend by a multiple of its present amount -- all to the benefit of the shareholders and the value of our stock.

          REVIEW CORPORATE GOVERNANCE POLICY. At the annual Meeting I am also submitting a shareholder proposal to rescind the company's current poison pill and require shareholder approval before any other so-called Shareholder Rights Plan becomes effective. The Board, as expected, is opposing my initiative. In addition to the poison pill, management has other protective devices such as a staggered board and supermajority voting requirement in the Charter. All the senior managers have "golden parachutes". IN MY OPINION, A CORPORATE GOVERNANCE REVIEW IS URGENTLY NEEDED TO MAKE CERTAIN THAT THE BOARD AND MANAGEMENT DO NOT FEEL TOO INSULATED FROM ACCOUNTABILITY TO THE SHAREOWNERS FOR THE COMPANY'S POOR STOCK PRICE PERFORMANCE.

          REVIEW EXECUTIVE COMPENSATION POLICY. In 1999, the five most highly compensated managers of USG received $2,255,500 in salary (raises totaling more than $151,000), bonuses of $2,0151,257 ($537,798 more than the 1998 bonuses) and stock grants of more than $4,418,250 (an increase of $1,645,000 over 1998). In addition, their options could reach more than $4,378,860, according to their
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     own proxy statement. The stock grant portion of their compensation allows vesting of 100% of the grants if the stock price performance is at least in the 70th percentile of the building materials group (which itself has underperformed the S&P) and allows manager to keep at least part of their awards unless performance fall below the 50th percentile. I question whether the executive compensation policy is truly designed to provide incentives to management to MAXIMIZE value for the benefit of the shareholders. I believe a thorough review by the board, along with an independent compensation expert, is warranted.

          EXPLORE ALTERNATIVES FOR ENHANCING STOCKHOLDER VALUE. We believe an independent investment-banking firm, and if appropriate, other experts, should be retained specifically to perform a study on various ways to maximize value. We believe that the findings of any such report to the board be made available for shareholder review.

                   AN IMPORTANT OPPORTUNITY FOR SHAREHOLDERS

     It is a rare occurrence in the corporate world when an individual investor or group of investors, take upon themselves the enormous burden of time and expense involved in waging a proxy contest against a sizable company such as USG in order to bring about a positive change in its stock price performance. We do not guarantee that we will attempt any additional initiatives should this one fail. Therefore we urge you to pay careful attention to the issues raised and take advantage of this opportunity since your vote could have a significant impact on the future of your investment. In my opinion, this is what corporate democracy is all about.

SHAREHOLDER PRESSURE CAN WORK!

     In September 1998, management announced a plan to buy back up to 5 million shares of USG stock. This announcement followed by about 5 weeks my own request to management that they consider such a plan, along with similar requests made by other shareholders.

     Less than two weeks ago, management announced another buyback program, also for 5 million shares. This announcement followed by little more than a week my notification to the Company that I intended to nominate independent directors to the board. It is interesting to note that the company announced the second buyback plan even though they had completed only about 75% of the original buyback plan in approximately a year-and-a-half.

     I do not take full credit for the announcement of either plan. However, I do believe that shareholder pressure does force a board and management to focus on value enhancing measures. I believe it can work for us in the proxy contest.

     I am not soliciting you for a proxy at this time, either for my proposal or for my nominees to the Board. We intend in the near future to file formal proxy materials with the Securities and Exchange Commission, and at the time we have done so, we will send you a letter formally requesting that you give us a proxy or vote your shares in favor of my proposal and in favor of my nominees to the Board. However, I wanted at this time to give you some indication of what will be coming and to introduce my nominees to you. I have included as Exhibit A biographical information about me and each of the people I have nominated for the Board. As you can see, they are individuals who have invested their own money in the stock and do not, except for being focused on shareholder value, have an axe to grind. I would like to request a meeting with you so that you can learn more about my nominees, perhaps meet them, and thoughtfully consider whether a correction in the course of action for USG Corp. is needed.

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     I welcome your comments and suggestions, and at the appropriate time I will be soliciting your proxy. Please contact me to discuss having a meeting. If I have not heard from you by April 14th, I will take the liberty of calling you.

                                          Very truly yours,

                                          HAKATAK ENTERPRISES, INC.

                                          By:        /s/ TOM HACKER
                                            ------------------------------------
                                            Tom Hacker, President

     A PROXY STATEMENT IS NOT YET AVAILABLE FROM US. EACH SECURITY HOLDER OF USG CORPORATION SHOULD READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT A PROXY SOLICITATION REQUEST. ONCE THE PROXY STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, SECURITY HOLDERS OF USG CORPORATION CAN OBTAIN THE PROXY STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS OF USG CORPORATION MAY ALSO OBTAIN COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING USG CORPORATION OR US WHEN THE DOCUMENTS BECOME AVAILABLE.

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                                                                       EXHIBIT A

                     PARTICIPANTS IN THE PROXY SOLICITATION

     TOM HACKER, 44. Mr. Hacker is a private investor. He serves as president of Hakatak Enterprises, Inc., his private investment vehicle. Mr. Hacker is a licensed stockbroker through Equibond, a private corporation. Mr. Hacker's and Hakatak's address is 100 Wilshire Boulevard, Suite 1700, Santa Monica, California 90401.

     JAY BUCHBINDER, 67, CEO of JBI, Inc., a private vertically integrated manufacturing corporation. He is also the CEO of Emeco Industries Inc., Decor Products Inc. and Playground Concepts. Mr. Buchbinder's address is 2650 El Presidio, Long Beach, California 90810.

     HERBERT DENTON, 52, President of Providence Capital, Inc., a private broker-dealer corporation. He is a director of Chic by H.I.S., Inc., a garment company, Mesa Air Group, Inc., an airline, Baldwin Piano & Organ, Inc., a musical instrument company, and U.S. Value Investment Co., PLC, an investment company. Mr. Denton's address is 730 Fifth Ave., Suite 2102, New York, NY 10019.

     KEITH OGATA, 45, President of 3K Financial Corp., a private investment company. He is a director of Career Education Corp., a vocational education company. Until its sale to Harcourt Brace Jovanovich in 1997, Mr. Ogata served as the CFO of National Education Corporation. Mr. Ogata's address is 1056 Ikena Circle, Honolulu, HI 96821.

                   COMMON STOCK OWNERSHIP OF THE PARTICIPANTS

     The following table sets forth the beneficial ownership of the USG Corporation Common Stock by each of the participants in this proxy solicitation. Except as otherwise indicated below, all shares indicated are held with sole voting and disposition rights.

                                                               NUMBER
                            NAME                              OF SHARES     PERCENT
                            ----                              ---------     -------
Tom Hacker..................................................  1,002,637(1)   2.096%
Jay Buchbinder..............................................  1,084,304(2)   2.267%
Herbert Denton..............................................     10,000(3)   0.021%
Keith Ogata.................................................      8,000(4)   0.017%

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(1) Includes 474,650 shares of Common Stock owned of record by the Armin Trust, for which Mr. Hacker serves as trustee, and 20,000 shares of Common Stock owned by the Terry Trust, to which Mr. Hacker and Mr. Buchbinder serve as co-trustees.

(2) Includes 474,650 shares of Common Stock owned of record by the Armin Trust, for which Mr. Hacker serves as trustee, to which Mr. Buchbinder has no voting or disposition rights, and 20,000 shares of Common Stock owned by the Terry Trust, to which Mr. Hacker and Mr. Buchbinder serve as co-trustees, to which Mr. BuchBinder has share voting and disposition rights.

(3) Includes 3000 shares of Common Stock owned of record by Providence Investors, LLC, to which Mr. Denton shares voting and disposition rights.

(4) Mr. Ogata has agreed to purchase an additional 50,000 shares of Common Stock within 3 months of his election to the Board.